GEMSA
Loan Services, L.P.
1500 City West Boulevard, Suite 200 . Houston, TX 77042 .(713) 458-7200 . (800) 456-1443 . Fax (713) 458-7501
www.gemsals.com

Management Assertion

As of and for the year ended December 31, 2004, GEMSA Loan Services, L.P. complied in all material respects with the minimum servicing standards set forth in the Mortgage
Bankers Association of America's Uniform Single Attestation Program for Mortgage
Bankers, except for minimum servicing standards V.4. and VI.1., which the MBA has interpreted as being inapplicable to the servicing of commercial and multifamily loans.
As of and for this same period, GEMSA Loan Services, L.P. had in effect a fidelity bond and errors and omissions policy in the amount of $45,000,000.

/s/ Joseph F. Beggins
Joseph F. Beggins
Chief Executive Officer
3/1/05
Date

/s/ Robert W. Bailey
Robert W. Bailey
Chief Financial Officer
3/1/05
Date

Atlanta . Boston . Houston . Minneapolis . Newport Beach . Seattle
A Joint Venture of G.E. Capital Real Estate and L.J. Melody & Company, a CB Richard Ellis Company